Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	March 1, 2004 through March 31, 2004
Payment Date	April 26, 2004

Aggregate Amount Collected for the Collection Period
	Interest	$3,015,170.23			LIBOR	1.0900%
	Principal Collections	$41,180,524.76			Auction Rate	1.1400%
	Substitution Amounts	$—			A-1 Note Rate	1.3800%
	Yield Maintenance Amount	$—			A-2 Note Rate	1.1400%
	Additional Draws	$(17,684,273.68)
Application of Collected Amounts
Applied in the following order of priority:					Factor per 1000
(i)	Enhancer Premium			$111,774.10
(ii)	A-1 Noteholder’s Interest			$964,993.98	0.9649939844
	A-2 Noteholder’s Interest			$79,716.89	0.7971689437
(iii)	Principal Collections to Funding Account			$—
(iv)	Excess Spread (during Revolving)			$—
(v)	Excess Spread (during AP)			$1,921,104.99
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$21,504,853.65	21.50485365
	A-2 Noteholder’s Principal Distribution			$2,150,485.37	21.50485365
(viii)	Enhancer for Prior Draws			$—
(ix)	Liquidation Loss Amount			$—
(x)	Enhancer			$—			Aggregate to Date
(xi)	Interest Shortfalls			$—			$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$1,921,104.99
Balances
					Factor
	Beginning A-1 Note Balance			$786,679,878.63	0.7866798786
	Ending A-1 Note Balance			$765,175,024.97	0.7651750250
		Change		$21,504,853.65	0.0215048537
	Beginning A-2 Note Balance			$78,667,987.86	0.7866798786
	Ending A-2 Note Balance			$76,517,502.50	0.7651750250
		Change		$2,150,485.37	0.0215048537
	Beginning Excluded Amount			$—
	Ending Excluded Amount			$—
		Change		$—
	Beginning Pool Balance			$879,455,279.54	0.7994967174
	Ending Pool Balance			$855,737,520.78	0.7779353365
		Change		$23,717,758.76	0.0215613809
	Beginning Principal Balance			$879,455,279.54	0.7994967174
	Ending Principal Balance			$855,737,520.78	0.7779353365
		Change		$23,717,758.76	0.0215613809
	Beginning Certificate Balance			$—
	Additional Balance Increase (Draws minus Payments)			$—
	Ending Certificate Balance			$—
Delinquencies
		#	$
	Two statement cycle dates:	16		$881,126.79
	Three statement cycle dates:	7		$365,995.75
	Four statement cycle dates:	3		$94,212.52
	Five statement cycle dates:	2		$111,752.46
	Six statement cycle dates:	3		$65,634.07
	Seven + statement cycle dates:	5		$229,359.24
	Foreclosures	14		$570,799.11
	REO	—		$—
	Liquidation Loss Amount	5		$224,736.46

	Wachovia Bank, National Bank
	as Administrator

Additional Information
Net WAC Rate	3.30%
Overcollateralization Target	$14,044,993.31
Overcollateralization Amount	$14,044,993.31
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	43.937%
Net CPR (1 mo. Annualized)	27.972%
Draw Rate (1 mo. Annualized)	21.632%
WAM	206.68
AGE	26.04
Current Net Excess Spread	1.894%
2 Month Average Net Excess	2.054%
3 Month Average Net Excess	1.894%
Current Liquidation Loss	$224,736.46
Aggregate Losses	$753,510.22
Aggregate Loss %age	0.069%
Defiency Amounts	$—
Net Policy Draws	$—
Agg. Substitutions	$—
Allocation of Collected Funds
Interest Collections
Total Collected	$(3,381,609.93)
Servicing Fee	$366,439.70
Enhancer Premium	$111,774.10
Additional Balance Interest	$—
A-1 Interest	$964,993.98
A-2 Interest	$79,716.89
Excess Interest	$1,858,685.25
Net	$—
Stepdown Event?	No
Condition 1	No
Condition 2	No
Condition 3	No
Principal Collections
Total Collected	$(41,180,524.76)
A-1 Principal	$21,504,853.65
A-2 Principal	$2,150,485.37
Add’l Balance Increase	$—
Net Draws	$17,684,273.68
Funding Account	$—
Net	$159,087.94
Previous Funding	$—
Liquidations	$(221,507.68)
Excess Interest	$(1,858,685.25)
Certificateholder	$1,921,104.99
Difference	$(0.00)